Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-144453 on Form S-3 and Registration Statement No. 333-143863 on Form S-8 of our reports dated March 15, 2010 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the effects of the adoption of Accounting Standards Codification (“ASC”) 810-10-65-1 and related disclosure in Note 1), relating to the consolidated financial statements of StoneMor Partners L.P. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of StoneMor Partners L.P. for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
March 16, 2010